                    SUPPLEMENT NO. 1 DATED DECEMBER 2, 1996
                     TO PROSPECTUS DATED SEPTEMBER 3, 1996
          RELATING TO $125,000,000 PRINCIPAL AMOUNT 5 5/8% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2006 AND
                              3,654,971 SHARES OF
                         RENAL TREATMENT CENTERS, INC.
                          COMMON STOCK, $.01 PAR VALUE


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated September 3, 1996, forming a part of Form S-3 Registration Statement No. 333-10839.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. The following Selling Securityholders are identified by this supplement. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholders identified therein.

                           Principal
                        Amount of Notes                  Number of
                          Beneficially                  Conversion    Percentage
                             Owned        Percentage      Shares       of Common
                            That May       of Notes      That May      Stock Out-
Name                         Be Sold      Outstanding   Be Sold (1)   standing (2)
----                         -------      -----------   -----------   ------------
SMM Co BV                     $50,000          *          1,461            *

Trust Company of the West  $1,000,000          *         29,239            *
--------------------------

* Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $34.20 in principal amount of Notes per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act based upon the 24,393,056 shares of Common Stock outstanding as of November 8, 1996, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holders.


         Other than their ownership of the Company's securities, none of the foregoing Selling Securityholders has had any material relationship with the Company within the past three years.